Exhibit 10.1

JOINDER AND FIRST AMENDMENT TO AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT

THIS JOINDER AND FIRST AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) dated as of August 5, 2022, is entered into by UMB BANK, N.A., (“Lender”), and Ittella International, LLC, a California limited liability company (“Borrower”) Ittella’s Chef, LLC, a California limited liability company (“ICLLC”), New Mexico Food Distributors, Inc, a New Mexico corporation (“NMFD”), Karsten Tortilla Factory, LLC, a New Mexico limited liability company (“Karsten”), BCI Acquisition, Inc., a Delaware corporation (“BCI” and together with ICLLC, NMFD and Karsten, collectively, “August 2022 Joining Guarantors” and each an “August 2022 Joining Guarantor”), with reference to the following facts:

RECITALS

A. Lender and Borrower are parties to an Amended and Restated Loan and Security Agreement dated as of June 30, 2022 (as has been or may be amended, supplemented, replaced, restated or otherwise modified, the “Loan Agreement”), pursuant to which Lender has provided certain credit facilities to Borrower.

B. Borrower has requested that Lender modify the Loan Agreement on the terms set forth below.

C. Lender is willing to provide such accommodations to the Borrower on the terms and conditions set forth below.

NOW, THEREFORE, the parties hereby agree as follows:

1.	Defined Terms. Any and all initially capitalized terms used in this Amendment (including, without limitation, in the Recitals to this Amendment) without definition shall have the respective meanings assigned thereto in the Loan Agreement. The following defined terms in Section 1.1 of the Loan Agreement are hereby added or amended and restated in their entirety, as appropriate, to read as follows:

“’Adjusted EBITDA’ means EBITDA plus (a) non-cash stock-based compensation, (b) one-time costs and expenses associated with Acquisitions, to the extent such costs and expenses are approved by Lender, and (c) one-time costs and expenses associated with the implementation of Sage ERP.

’Availability’ means, as of any date, the positive difference between (a) the lesser of (i) the Revolving Facility Limit minus any outstanding Letter of Credit Obligations or (ii) the Borrowing Base minus any outstanding Letter of Credit Obligations and (b) the outstanding principal amount of the Revolving Loans on such date.

’Borrowing Base’ means, as of any date of determination, an amount equal to:

(a) 85% (or such lesser percentage as Lender may in its sole and absolute discretion determine from time to time) of the Net Amount of Eligible Accounts; plus

(b) the lesser of:

(i) fifty percent (50%) (or such lesser percentage as Lender may in its sole and absolute discretion determine from time to time) of the Net Amount of Eligible Inventory; or

(ii) $25,000,000; minus

(c) the sum of all Reserves.

Without limiting Lender’s discretion to implement other Reserves, Lender shall institute Reserves with respect to Eligible Accounts in the event that dilution exceeds 5.00% such that the advance rate on such account shall be reduced by 1.00% for each percentage of dilution in excess of 5.00% and Lender shall institute Reserves in the amount of any Producer Payables.

’Collateral’ means and includes all of each Loan Party’s and each August 2022 Joining Guarantor’s now owned or hereafter acquired assets, whether tangible or intangible, including without limitation all of such Person’s right, title and interest in and to each of the following, wherever located and whether now existing or hereafter arising or acquired: (1) all accounts, (2) all inventory, (3) all equipment and fixtures, (4) all contract rights, (5) all farm products, (6) all general intangibles, including without limitation payment intangibles and software, (7) all Intellectual Property, (8) all securities accounts, deposit accounts, cash, money, drafts, certificates of deposit, and general and special deposits, (9) all investment property and financial assets (other than margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), (10) all instruments, (11) all chattel paper, including without limitation, electronic chattel paper, (12) all goods and all accessions thereto, (13) all healthcare-insurance receivables, (14) all leases, (15) all reporting obligations, (16) all documents, (17) all letter of credit rights, (18) all insurance and certificates of insurance pertaining to any and all items of Collateral, (19) all books and records, (20) all files, correspondence, computer programs, tapes, disks and related data processing software and other media which contain information identifying or pertaining to any of the Collateral or any Account Debtor or showing the amounts thereof or payments thereon or otherwise necessary or helpful in the realization thereon or the collection thereof, (21) all cash deposited with any Affiliate of Lender, (22) all commercial tort claims, including, without limitation, those described on Schedule 1.1 hereto, if any, and (23) any and all products and cash and non-cash proceeds of the foregoing (including, but not limited to, any claims to any items referred to in this definition and any claims against third parties for loss of, damage to or destruction of any or all of the Collateral or for proceeds payable under or unearned premiums with respect to policies of insurance) in whatever form; provided, however, that ‘Collateral’ shall not include the Excluded Property and provided, further, that Lender’s security interest in Equity Interests of any Foreign Subsidiary will not exceed 65% of the Equity Interests of such Foreign Subsidiary if such Foreign Subsidiary acting as a Guarantor would cause a Deemed Dividend Problem.

’Concentration Limit’ means 20% of all accounts of Borrower deemed Eligible Accounts; provided, however, as it relates solely to accounts of Borrower (a) from Walmart, the Concentration Limit means 60%, (b) from Trader Joes and Costco, the Concentration Limit means 50%, (c) from Aldi, the Concentration Limit means 45% (d) from UNFI, the Concentration Limit means 30%, and (e) from Whole Foods, the Concentration Limit means 25%.

’Deemed Dividend Problem’ means, with respect to any Foreign Subsidiary, such Foreign Subsidiary’s accumulated and undistributed earnings and profits being deemed to be repatriated to the Borrower or the applicable parent Domestic Subsidiary under Section 956 of the Code and the effect of such deemed repatriation causing materially adverse tax consequences to the Borrower or such parent Domestic Subsidiary, in each case as determined by the Borrower in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.

’Default Rate’ means the applicable Contract Rate plus 2.00% per annum.

’Domestic Subsidiary’ means a Subsidiary incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.

’EBITDA’ means, for any period, the sum of (a) Net Income (or Net Loss) for such period, plus (b) the interest expense for such period, plus (c) the provision for income taxes allocable to such period, plus (d) any depreciation or amortization expenses incurred in determining Net Income (or Net Loss) for such period.

’Fixed Charge Coverage Ratio’ means the ratio, determined as of the end of each calendar month for the twelve consecutive months then ending of (a) Adjusted EBITDA for such period minus cash taxes paid during such period (including distributions to shareholders for the payment of taxes), minus Non-Financed Capital Expenditures made during such period, minus any Restricted Payments, to (b) without duplication, cash interest expense paid during such period, plus principal payments on Debt which were made or scheduled to be paid during such period, plus payments on Capitalized Leases during such period.

’Foreign Subsidiary’ means any Subsidiary that is not a Domestic Subsidiary.

’August 2022 Joining Guarantors’ means collectively ITTELLA’S CHEF, LLC, a California limited liability company, NEW MEXICO FOOD DISTRIBUTORS, INC, a New Mexico corporation, KARSTEN TORTILLA FACTORY, LLC, a New Mexico limited liability company and BCI ACQUISITION, INC., a Delaware corporation.

’Loan Parties’ means, collectively, each Borrower and each Subsidiary that is or may become a party to this Agreement from time to time as a ‘Guarantor’; provided, however, August 2022 Joining Guarantors shall not be considered ‘Loan Parties’ hereunder except that August 2022 Joining Guarantors shall be considered ‘Loan Parties’ pursuant to Article VI.

’Maturity Date’ means September 30, 2025.

’Permitted Liens’ means: (a) Liens which constitute purchase money security interests in fixed assets securing debt incurred for the purpose of financing all or any part of the cost of acquiring such fixed assets or arise in connection with Capitalized Leases (and attaching only to the property being purchased or leased), in each case, permitted under clause (a) of the definition of Permitted Debt; provided that any such Lien attaches to such property within 15 days of the acquisition thereof and attaches solely to the property so acquired or leased, (b) Liens in favor of Lender, (c) Liens securing taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, but (i) in all cases, only if payment shall not at the time be past due unless such payment is being Properly Contested, and (ii) in the case of warehousemen or landlords controlling locations where inventory is located, only if such Liens have been waived or subordinated to the security interest of Lender in a manner satisfactory to Lender, (d) Producer’s Liens to the extent disclosed in the manner required by this Agreement and to the extent such liens do not secure Producer Payables more than 10 days past the applicable invoice date, (d) the Liens existing on the Closing Date and described on Schedule 9.4 attached hereto and made a part hereof, and (e) solely with respect to the August 2022 Joining Guarantors, any Liens on Equipment to finance Capital Expenditures.

’Revolving Facility Limit’ means $40,000,000.00.

’Trigger Event’ means any date on which (a) an Event of Default has occurred, or (b) Borrower’s Liquidity is less than $20,000,000.00 for 5 consecutive Business Days.

’Trigger Period’ means the period following the occurrence of a Trigger Event.”

2.	Revolving Loans. Section 2.1 of the Loan Agreement is hereby amended to read as follows:

“Section 2.1 Revolving Loans. Subject to the terms and conditions of this Agreement, prior to the Maturity Date, Lender shall make revolving loan advances to Borrowers (each a ‘Revolving Loan’ and collectively the ‘Revolving Loans’) in an outstanding aggregate principal amount not to exceed at any time the lesser of (a) the Revolving Facility Limit minus any outstanding Letter of Credit Obligations and (b) the Borrowing Base minus any outstanding Letter of Credit Obligations. Borrowers may borrow, repay and reborrow the principal of the Revolving Loans in accordance with the terms of this Agreement.”

3.	Fees and Expenses. Section 3.2 of the Loan Agreement is hereby amended to read as follows:

“Section 3.2 Fees and Expenses.

(a) [Intentionally Omitted].

(b) Unused Line Fee. Borrowers shall pay to Lender an unused line fee for the period from the date hereof through the Maturity Date of 0.50% per annum on the average daily unborrowed amount of the Revolving Facility Limit during such period, assuming for purposes of this calculation that no less than $5,000,000 is borrowed at any time. Such unused line fee shall be payable monthly in arrears on the first day of the next calendar month until the Maturity Date and on the Maturity Date (pro-rated for any period of less than one calendar month). Such unused line fee constitutes reasonable consideration for Lender’s taking of appropriate actions to be able to make available to Borrowers the amount of the Revolving Facility Limit for such period.

(c) Annual Fee. In consideration for Lender’s agreement to make the Loans in accordance with the terms of this Agreement, Borrowers shall pay to Lender an annual fee on September 26, 2022 and on each anniversary thereafter in the amount of $25,000.00.

(d) [Intentionally Omitted].

(e) [Intentionally Omitted].

(f) [Intentionally Omitted].

(g) [Intentionally Omitted].

(h) Minimum Yield Fee. For each calendar month in which the average aggregate amount of outstanding Revolving Loans during such month is less than $5,000,000.00 (such differential, the ’Minimum Outstanding Differential’), Borrowers agree to pay to Lender a monthly fee (in addition to any other amounts due and payable hereunder) in an amount equal to the Contract Rate (or the Default Rate, if the Default Rate has been implemented by the Lender with respect to the Loans) applicable to Revolving Loans on the Minimum Outstanding Differential. Such fee shall be payable monthly in arrears on the first day of the each calendar month for the immediately preceding calendar month during which such differential exists until the Maturity Date and on the Maturity Date (pro-rated for any period of less than one calendar month).

(i) Float Fee. During a Trigger Period, notwithstanding the actual date application of funds in the Collection Account to the Obligations, Lender shall be entitled to charge Borrowers for one (1) Business Day of ‘float’ at the Contract Rate, or if Lender so elects after an Event of Default has occurred, at the Default Rate, on all collections, checks, wire transfers, or other items of payment that are received by Lender. This across-the-board float charge on all receipts is acknowledged by the parties to constitute an integral aspect of the pricing of Lender’s facility to Borrowers, and shall apply during a Trigger Period, irrespective of the level of Borrowers’ Obligations to Lender.

(j) Letter of Credit Facility Fees. Borrowers agree to pay (i) to Lender for each Letter of Credit, a per annum fee (the ’Letter of Credit Fee’) equal to 1.00% of the outstanding Letter of Credit Obligations, which fee shall be payable annually, (ii) to the Letter of Credit Issuer, for its own account, all customary charges and commissions associated with the issuance, amending, negotiating, payment, processing, renewal, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred, and (iii) to Lender, all customary charges of the Letter of Credit Issuer referenced in clause (ii) above paid by Lender on behalf of Borrowers. The Letter of Credit Fee shall be payable when such Letter of Credit is issued and on each anniversary thereof and on the Maturity Date. The Letter of Credit Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(k) Expenses. Borrowers shall pay Lender the expenses as set forth in Section 11.2.”

4.	Financial Reporting. Section 6.1 of the Loan Agreement is hereby amended to read as follows:

“6.1. Financial Reporting. Tattooed Chef will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and Borrower shall furnish or cause Tattooed Chef to furnish to the Lender:

(a) within 120 days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP) audit report, with no going concern modifier, certified by independent certified public accountants acceptable to the Lender, prepared in accordance with GAAP on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for Tattooed Chef and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by any management letter prepared by said accountants;

(b) within 45 days after the close of each of the four quarterly periods of each of its fiscal years, for Tattooed Chef and its Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss and reconciliation of surplus statements (including sufficient detail for independent calculation of the financial covenants set forth in Section 7.14) and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer;

(c) within 30 days after the close of each month, for Borrowers and their Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss and reconciliation of surplus statements (including sufficient detail for independent calculation of the financial covenants set forth in Section 7.14) and a statement of cash flows, all certified by its chief financial officer;

(d) together with the financial statements required under Section 6.1(a), (b) and (c), a Compliance Certificate signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof;

(e) such other information (including non-financial information and environmental reports) as the Lender from time to time reasonably requests, including information and documentation reasonably requested by the Lender for purposes of compliance with applicable ‘know your customer’ requirements under the PATRIOT Act or other applicable anti-money laundering Laws; and

(f) on or promptly after any time at which the Borrower or any Subsidiary becomes subject to the Beneficial Ownership Regulation, a completed Beneficial Ownership Certification in form and substance acceptable to the Lender.

If any information required to be furnished to the Lender under this Section 6.1 is required by Applicable Law to be filed by the Borrower with a government body on an earlier date, then the information required hereunder must be furnished to the Lender at such earlier date.”

5.	Collection of Accounts and Proceeds of Collateral. Section 6.2 of the Loan Agreement is hereby amended to read as follows:

“Section 6.2 Collection of Accounts and Proceeds of Collateral.

(a) During a Trigger Period, if any Loan Party receives any monies, checks, notes, drafts, and other payments relating to or constituting proceeds of accounts or of any other Collateral, such Loan Party shall immediately (but in any event within 3 Business Days) deposit such items in kind in the Collections Account fully-endorsed. Each Loan Party shall advise each Account Debtor that remits amounts payable on the accounts or any other Person that remits amounts to such Loan Party in respect of any of the Collateral by wire transfer or Automated Clearing House to make such remittances directly to the Collections Account.

(b) During a Trigger Period, to the extent applicable, each Loan Party and Lender shall cause all balances in any deposit account into which the proceeds of accounts or other collateral are deposited to be transmitted daily to the Collections Account by wire transfer or depository transfer check or Automated Clearing House transfer.

(c) Deposits in the Collection Account shall be credited, subject to final payment, to the payment of the Obligations after the date of actual receipt and deposit into the Collection Account in such order as Lender shall determine in its sole discretion; provided that, in the absence of any Event of Default, Lender shall apply all such funds representing collection of accounts first to the prepayment of the principal amount of the Revolving Loans.

(d) Any payments which are received by any Loan Party (including any payment evidenced by a promissory note or other instrument) during a Trigger Period shall be held in trust for Lender and shall be (i) deposited in the Collections Account, or (ii) delivered to Lender, as promptly as possible in the exact form received, together with any necessary endorsements.

(e) Borrowers shall pay all customary fees, costs and expenses in connection with opening and maintaining any Collections Account.”

6.	Financial Covenants. Section 9.1 of the Loan Agreement is hereby amended to read as follows:

“Section 9.1 Financial Covenants.

(a) Minimum Adjusted EBITDA. Tattooed Chef’s consolidated Adjusted EBITDA for each Test Period below, shall not be less than the amount opposite such Test Period:

Test Period	Consolidated Adjusted EBITDA

Trailing 1-quarter period ending September 30, 2022	$(20,000,000)

Trailing 2-quarter period ending December 31, 2022	$(30,000,000)

Trailing 3-quarter period ending March 31, 2023	$(35,000,000)

Trailing 4-quarter period ending June 30, 2023	$(40,000,000)

Trailing 5-quarter period ending September 30, 2023	$(40,000,000)

Trailing 2-quarter period ending December 31, 2023	$1

Trailing 3-quarter period ending March 31, 2024	$1

Trailing 4-quarter period ending June 30, 2024 and September 30, 2024	$1

(b) Minimum Fixed Charge Coverage Ratio. Commencing with the measurement period ending December 31, 2024, Tattooed Chef’s consolidated Fixed Charge Coverage Ratio as of each quarter-end shall be at least 1.00 to 1.00.

(c) [Intentionally Omitted.]

(d) Minimum Liquidity. Borrower will maintain minimum Liquidity of not less than $10,000,000 at all times.”

7.	Liens. Section 9.4 of the Loan Agreement is hereby amended to read as follows:

“Section 9.4 Liens. Neither Tattooed Chef, nor any of its Subsidiaries, shall, directly or indirectly, create, assume or permit or suffer to exist or to be created or assumed any Lien on any of the property or assets of such Loan Party, real, personal or mixed, tangible or intangible, other than Permitted Liens.”

8.	New Subsidiaries. Section 9.8 of the Loan Agreement is hereby amended to read as follows:

“9.8 New Subsidiaries of Tattooed Chef and Other Loan Parties.

(a) As promptly as possible but in any event within 30 days (or such later date as agreed by Lender in its sole discretion) after a Domestic Subsidiary is organized or acquired by Tattooed Chef or any Loan Party, or any Person becomes a Domestic Subsidiary of Tattooed Chef or any Loan Party, the Loan Parties will provide Lender with written notice thereof setting forth information in reasonable detail describing the material property of such Subsidiary and will deliver or cause each such Subsidiary to deliver to Lender (i) a joinder to this Agreement in a form acceptable to Lender pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof as a Guarantor (or at the election of Borrowers and subject to the consent of Lender which may be granted or withheld in Lender’s sole discretion, a Borrower), (ii) updated Schedules, (iii) appropriate resolutions, and (iv) such other documentation as Lender reasonably requests, in each case in form and substance reasonably satisfactory to Lender and its counsel.

(b) As promptly as possible but in any event within 30 days (or such later date as Lender approves in its sole discretion) after Tattooed Chef organizes a Foreign Subsidiary or acquires any Equity Interest in a Foreign Subsidiary, or any Person becomes a Foreign Subsidiary of Tattooed Chef, Loan Parties will cause Tattooed Chef, at the request of Lender, to execute and deliver to Lender a pledge agreement in a form satisfactory to Lender, together with such supporting documentation (including, without limitation, authorizing resolutions) as Lender requests to create a perfected, first-priority security interest in the Equity Interests in such Foreign Subsidiary; provided that such pledges will not exceed 65% of the Equity Interests of such Foreign Subsidiary if such Foreign Subsidiary acting as a Guarantor would cause a Deemed Dividend Problem.”

9.	Joinder by New Guarantors.

(a)	Joinder. Each August 2022 Joining Guarantor irrevocably, unconditionally and absolutely assumes all the obligations of a Guarantor under the Loan Agreement and each other Loan Document (including, without limitation, the Guaranteed Obligations) and agrees that it is and shall be a Guarantor and bound as a Guarantor under the terms of the Loan Agreement and each other Loan Document as if such August 2022 Joining Guarantor had originally executed such documents as a Guarantor. Each August 2022 Joining Guarantor (a) makes to Lender the representations and warranties set forth in the Loan Agreement applicable to a Guarantor and confirms that such representations and warranties are true and correct in all material respects on and as of the date hereof, subject to disclosures set forth in the supplemental schedules attached hereto as Annex A, (b) covenants with Lender that it will observe and perform the terms and provisions of the Loan Agreement and the other Loan Documents to the same extent as if it originally executed such documents as a Guarantor, and (c) confirms that it has received a copy of the Loan Agreement and the other Loan Documents. The parties hereto agree that each reference in the Loan Agreement and the other Loan Documents, including this Amendment, to “Guarantor,” “Guarantors” or terms of similar import shall be deemed to include each August 2022 Joining Guarantor.

(b)	Grant of Security Interest. To secure the payment and performance of the Guaranteed Obligations, each August 2022 Joining Guarantor hereby mortgages, pledges and assigns to Lender and grants to Lender for itself, and as agent for its Affiliates, a security interest and Lien in and upon all of such August 2022 Joining Guarantor’s now owned or hereafter acquired Collateral.

(c)	Further Assurances. In furtherance of its obligations under the Loan Agreement, each August 2022 Joining Guarantor agrees to deliver to Lender such documentation as Lender may reasonably require to evidence, protect and perfect the Liens created by the Loan Agreement, as modified hereby. Each August 2022 Joining Guarantor acknowledges the authorizations given to Lender under the Loan Agreement, the other Loan Documents, and otherwise.

10.	Enforceability of Indebtedness, Collateral and Loan Documents. Borrower and each August 2022 Joining Guarantor acknowledges and agrees that:

(a)	Lender has a valid, perfected and first priority security interest and lien upon all of the Collateral to secure the Obligations and Guaranteed Obligations.

(b)	Each of the Loan Documents is in full force and effect, and is enforceable against Borrower and the Collateral in accordance with its respective terms.

(c)	No Borrower and no August 2022 Joining Guarantor has any defenses, offsets, recoupments or counterclaims to: (i) its obligation to pay all amounts from time to time owing and to perform all obligations required to be performed under the Loan Documents, (ii) enforcement of Lender’s rights in and to the Collateral, or (iii) enforcement of any other of Lender’s rights or remedies.

11.	Representations and Warranties. Borrower and each August 2022 Joining Guarantor represents and warrants to Lender that:

(a)	There exists no Default or Event of Default, or any other condition or occurrence of events that now constitute or with the passage of time or the giving of notice or both, would constitute a Default or Event of Default, under the Loan Agreement or any other Loan Document.

(b)	Each person executing and delivering this Amendment (other than Lender), has been duly authorized by all necessary corporate action.

(c)	All representations and warranties contained in the Loan Documents, except for those that speak as of a particular date, are and remain true and correct in all material respects as of the date of this Amendment.

12.	Conditions Precedent. The effectiveness of this Amendment shall be subject to the prior satisfaction of each of the following conditions:

(a)	This Amendment. Lender shall have received this Amendment, duly executed by an authorized officer of Borrower;

(b)	Revolving Note. Lender shall have received a Revolving Note in the amount of the Revolving Facility Limit, duly executed by an authorized officer of Borrower; and

(c)	Authority Certificates. A certificate executed by a duly authorized officer of Borrower and each August 2022 Joining Guarantor certifying (i) the names and signatures of the officers of such Person authorized to execute Loan Documents, (ii) the resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Person authorizing the execution of this Agreement and the other Loan Documents, as appropriate (or a certification that there have been no changes in the resolutions of such Person since the date of the most recent certification thereof), (iii) the correctness and completeness of the copy of the bylaws (or equivalent governing document) of such Person attached thereto (or a certification that there have been no changes in the bylaws (or equivalent governing document) of such Person since the date of the most recent certification thereof), (iv) the correctness and completeness of the copy of the certificate of incorporation (or equivalent governing document) of such Person attached thereto (or a certification that there have been no changes in the certificate of incorporation (or equivalent governing document) of such Person since the date of the most recent certification thereof), and (v) certifying that all representations and warranties are true and correct as of the date of this Amendment and that no Default or Event of Default has occurred and is continuing.

13.	Integration. This Amendment, the Loan Documents and the documents referred to herein constitute the entire agreement of the parties in connection with the subject matter hereof and cannot be changed or terminated orally. All prior agreements, understandings, representations, warranties and negotiations regarding the subject matter hereof, if any, are merged into this Amendment.

14.	Counterparts. This Amendment may be executed in multiple counterparts and evidenced by facsimile, .PDF format or similarly imaged signatures, each of which when so executed and delivered shall be deemed an original, and all of which, taken together, shall constitute but one and the same agreement.

15.	Governing Law. This Amendment, the interpretation and construction of this Amendment and any provision of this Amendment and of any issue relating to the transactions contemplated by this Amendment shall be governed by the laws of the State of California, not including conflicts of law rules.

16.	Further Assurances. Borrower and each August 2022 Joining Guarantor agrees to execute and deliver such other agreements, documents and instruments and take such other actions as Lender may reasonably request in connection with the transactions contemplated by this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, Borrower, August 2022 Joining Guarantors and Lender have executed this Amendment by their respective duly authorized officers as of the date first above written.

LENDER:

UMB BANK, N.A.

By:	/s/ Xavier Gannon
Name:	Xavier Gannon
Title:	Senior Vice President of Client Manager

BORROWER:

Ittella International, LLC, a California limited liability company

By:	/s/ Stephanie Dieckmann
Name:	Stephanie Dieckmann
Title:	Chief Financial Officer
(Principal Financial and Accounting Officer)

AUGUST 2022 JOINING GUARANTORS:

ITTELLA’S CHEF, LLC, a California limited liability company		NEW MEXICO FOOD DISTRIBUTORS, INC., a New Mexico corporation,

		By:	/s/ Stephanie Dieckmann
By:	/s/ Stephanie Dieckmann	Name:	Stephanie Dieckmann
Name:	Stephanie Dieckmann	Title:	Chief Financial Officer
Title:	Chief Financial Officer		(Principal Financial and Accounting Officer)
(Principal Financial and Accounting Officer)

KARSTEN TORTILLA FACTORY, LLC, a New Mexico limited liability company		BCI ACQUISITION, INC., a Delaware corporation

By:	/s/ Stephanie Dieckmann	By:	/s/ Stephanie Dieckmann
Name:	Stephanie Dieckmann	Name:	Stephanie Dieckmann
Title:	Chief Financial Officer	Title:	Chief Financial Officer
	(Principal Financial and Accounting Officer)		(Principal Financial and Accounting Officer)

[Signature Page to Joinder and First Amendment to Loan and Security Agreement]

REVOLVING LOAN NOTE

$40,000,000.00	August 5, 2022

FOR VALUE RECEIVED, the undersigned, ITTELLA INTERNATIONAL, LLC, a California limited liability company (the “Borrower”), hereby promises to pay to the order of UMB BANK, N.A. (the “Lender”), in lawful money of the United States of America and in immediately available funds, the principal amount of FORTY MILLION AND 00/100 DOLLARS ($40,000,000.00) or such lesser amount as shall equal the aggregate unpaid principal amount of the Revolving Loans made by the Lender to the Borrower under the Loan Agreement (as defined below) on the dates and in the principal amounts provided in the Loan Agreement and to pay interest on the unpaid principal amount of each such Revolving Loan, at such office, in like money and funds, for the period commencing on the date of such Revolving Loan until such Revolving Loan shall be paid in full, at the rates per annum and on the dates provided in the Loan Agreement.

The Borrower hereby authorizes the Lender to record in its records the amount of the Revolving Loans and type of Loan established thereunder and all interest rate elections and payments of principal in respect thereof, which records shall, in the absence of manifest error, be conclusive; provided, however, that the failure to make such notation with respect to the Revolving Loans or payment shall not limit or otherwise affect the obligations of the Borrower under the Loan Agreement or this Revolving Loan Note (as amended, restated, supplemented or otherwise modified from time to time, this “Note”).

This Note is executed and delivered by the Borrower pursuant to the certain Amended and Restated Loan and Security Agreement, dated as of June 30, 2022, by and between the Borrower and the Lender (as the same may be amended or otherwise modified from time to time, being referred to herein as the “Loan Agreement”). Terms defined by the Loan Agreement, where used herein, shall have the respective meanings assigned to them in the Loan Agreement. The Loan Agreement, among other things, contains provisions for acceleration of the maturity of the principal indebtedness evidenced by this Note upon the happening of certain stated events and for prepayments of Loans prior to the maturity of this Note upon the terms and conditions specified in the Loan Agreement. This Note, the Revolving Loans made by Lender to Borrower hereunder, accrued interest thereon and all rights and remedies of Lender in respect thereof are subject to the terms of the Loan Agreement and nothing herein shall limit, modify or otherwise impair any provision of the Loan Agreement.

The Borrower and each surety, guarantor, endorser, and other party ever liable for payment of any sums of money payable on this Note jointly and severally waive notice, presentment, demand for payment, protest, notice of protest and non-payment or dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, diligence in collecting, grace, and all other formalities of any kind, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, and any impairment of any collateral securing this Note, all without prejudice to the holder.

In no contingency or event whatsoever shall the amount of interest (including the aggregate of all charges, fees, benefits, or other compensation which constitutes interest under any Applicable Law) under this Note and the other Loan Documents paid by Borrower, received by Lender, agreed to be paid by Borrower, or requested or demanded to be paid by Lender, exceed the Maximum Rate, and all provisions of this Note and the other Loan Documents in respect of the contracting for, charging, or receiving compensation for the use, forbearance, or detention of money shall be limited as provided by the Loan Agreement (which provisions are deemed to be incorporated herein by reference).

This Note, the interpretation and construction of this Note and of any provision of this Note and of any issue relating to the transactions contemplated by this Note shall be governed by the laws of the State of California not including conflict of laws rules.

This Note amends, restates and replaces (but does not constitute a novation of) the Revolving Loan Note dated June 30, 2022 in the original amount of $25,000,000.

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Executed as of the date set forth above:

ITTELLA INTERNATIONAL, LLC,
a California limited liability company

By:	/s/ Stephanie Dieckmann
Name:	Stephanie Dieckmann
Title:	Chief Financial Officer
(Principal Financial and Accounting Officer)